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                                                                    EXHIBIT 99.1


                             [DEL MONTE FOODS LOGO]

PRESS
RELEASES

DEL MONTE FOODS COMPANY ANNOUNCES A NEW
ISSUE OF SENIOR SUBORDINATED NOTES
DECEMBER 5, 2002

                           --------------------------

San Francisco, CA, December 5, 2002 -- Del Monte Foods Company (NYSE: DLM), through its wholly-owned subsidiary Del Monte Corporation ("Corporation"), today announced a new issue of $300 million of Senior Subordinated Notes due 2012 ("Notes").

The Notes will be issued by SKF Foods Inc., a wholly-owned subsidiary of H.J. Heinz Company (NYSE: HNZ), to which Heinz will contribute Heinz's U.S. and Canadian pet food and pet snacks, U.S. tuna and retail private label soup and U.S. infant feeding businesses. SKF Foods then will be spun-off to Heinz shareholders. In partial consideration for the contribution of these Heinz businesses to SKF Foods, SKF Foods will issue the Notes to Heinz, which will transfer them to the H.J. Heinz Finance Company ("Heinz Finance"). Heinz Finance will sell the Notes to qualified investors in transactions exempt from registration under the Securities Act of 1933. Immediately after the spin-off, SKF Foods will merge with the Corporation. SKF Foods will be the surviving company in the merger and will become a wholly-owned subsidiary of Del Monte Foods Company. After the merger, SKF Foods will change its name to "Del Monte Corporation" and the Notes will become Del Monte Corporation obligations.

Neither the Corporation nor SKF Foods will receive any of the proceeds from the sale of the Notes by Heinz Finance. The Notes are
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part of a financing plan designed to finance the acquisition of SKF Foods by
Del Monte Foods Company.

The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States, absent registration or an applicable exemption from the Securities Act registration requirements.

This Press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

CONTACTS:   Media Inquiries                    Investor Relations

            Drew Brown/Stephanie               Tom Gibbons
            Sorrentino                         Del Monte Foods
            Citigate Sard Verbinnen & Co.      (415) 247-3382
            (212) 687-8080